Exhibit 10.32

EMPLOYMENT AGREEMENT
THIS AGREEMENT (the “Agreement”) is made as of the 2nd day of January, 2018 by and between John F. Powers (“Employee”) and Boston Properties, Inc., a Delaware corporation, with its principal executive office located at 800 Boylston Street, Boston, Massachusetts 02199-8103 (together with its subsidiaries, the “Company”).
WITNESSETH THAT:
WHEREAS, Employee has been employed by the Company as its Regional Manager for the New York region pursuant to an Employment Agreement dated November 4, 2013 (the “2013 Agreement”); and
WHEREAS, the Company desires to continue to employ Employee as its Regional Manager for the New York region on the terms hereinafter set forth;
WHEREAS, Employee wishes to continue to be so employed pursuant to the terms hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:
1.Term. Subject to the provisions of Paragraph 8, the term of employment pursuant to this Agreement (the “Initial Term”) shall be one (1) year commencing January 2, 2018 (the “Commencement Date”). The Initial Term shall be renewed automatically for periods of one (1) year (each, an “Extended Term”) commencing at the first, second and third anniversary of the Commencement Date, unless written notice of non‑renewal is given by either party to the other not less than six (6) months prior to the end of the Initial Term or any Extended Term. As used herein, “Term” shall include the Initial Term and any Extended Term, but the Term shall end upon any termination of Employee’s employment with the Company as provided herein. Notwithstanding the foregoing, in the event a Change in Control (as defined in Subparagraph 9(d)) occurs during the Initial Term or any Extended Term, the Term shall be extended until twelve (12) months after the Change in Control.
2.    Employment; Duties; Location.
(a)    During the Term, Employee shall continue to serve as an officer of the Company with the title Executive Vice President, New York Region. Employee’s duties and authority shall be commensurate with his title and position with the Company. Employee shall report directly to the President and shall serve the Company in such other capacity or capacities as Employee may be requested to serve by the Board of Directors of the Company (the “Board of Directors”). In such capacity or capacities, Employee shall perform such services and duties in connection with the business, affairs and operations of the Company as may be assigned or delegated to Employee from time to time by or under the authority of the Board of Directors. Employee shall be principally located at the Company’s New York office.
(b)    Employee agrees to his employment as described in this Paragraph 2 and agrees to continue to devote substantially all of his working time and efforts to the performance of his duties hereunder, except as otherwise approved by the Board of Directors. Notwithstanding the foregoing, nothing herein shall be interpreted to preclude Employee from (i) engaging in Minority Interest Passive Investments (as defined below), including Minority Interest Passive Investments in, or relating to the ownership, development, operation, management, or leasing of, commercial real estate properties, (ii) participating as an officer or director of, or advisor to, any charitable or other tax exempt organization; provided that such activities and related duties and pursuits do not restrict Employee’s ability to fulfill his

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obligations as an officer and employee of the Company as set forth herein or (iii) receiving compensation from his prior employer with respect to services Employee completed prior to the Commencement Date so long as a description of such compensatory arrangements has been provided to the Company prior to the Commencement Date.
Engaging in a “Minority Interest Passive Investment” means acquiring, holding, and exercising the voting rights associated with an investment made through (i) the purchase of securities (including partnership interests) that represent a non-controlling, minority interest in an entity or (ii) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management by Employee of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation by Employee with such entity.
3.    Compensation.
(a)    Base Salary. The Company shall pay Employee an annual salary of Four Hundred Thousand Dollars ($400,000) (the “Base Salary”), payable in accordance with the Company’s normal business practices for senior executives (including tax withholding), but in no event less frequently than monthly. Employee’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and may be increased but not decreased in its discretion.
(b)    Bonus. On each annual compensation determination date established by the Company during the Term, beginning with such date in 2018, the Company shall review the performance of the Company and of Employee during the prior year, and the Company may provide Employee with additional compensation as a bonus if the Compensation Committee, in its discretion, determines that Employee’s contribution to the Company warrants such additional payment and the Company’s anticipated financial performance for the present period permits such payment. Employee’s annual target cash bonus shall be 130 percent of his Base Salary. Such bonus for any calendar year shall be paid in cash no later than March 15 of the following calendar year.
4.    Benefits.
(a)    Medical/Dental Insurance. Employee shall be entitled to participate in any and all health plans, including all medical and dental insurance plans as in effect from time to time for senior executives of the Company. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company, and (iii) the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in, or contemplated by, such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.
(b)    Life Insurance/Disability Insurance. The Company shall provide Employee with such life and/or disability insurance as the Company may from time to time make available to senior executives of the Company.
(c)    Expenses. The Company shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in accordance with the practices of the Company for senior executives of the Company, as in effect from time to time.
(d)    Vacation. Employee shall receive paid vacation annually in accordance with terms determined for such Employee by the Company, but in no event shall Employee receive less than four weeks of paid vacation per year.

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(e)    Stock Options, Restricted Stock and/or LTIP Units. On each annual compensation determination date established by the Company during the Term, beginning with such date in 2018, Employee shall be eligible to receive grants of stock options, restricted stock awards and/or LTIP units and other stock-based awards (collectively, “Awards”) in such form and amounts and with such terms and conditions as determined by the Compensation Committee in its discretion under the Boston Properties, Inc. 2012 Stock Option and Incentive Plan or any other stock option plan adopted by the Company from time to time (the “Stock Option Plan”). Employee’s annual target equity award shall be 200 percent of his Base Salary. Any agreement evidencing a grant of time-based Awards to Employee shall include the same provisions for vesting upon reaching retirement age as are generally in effect for the Company’s other executive officers at the time of grant.  Without limiting the Company’s discretion with respect to future grants, the Company’s current practice with respect to time-based Awards is, among other things, that time-based Awards shall immediately vest when an employee attains (x) the age of 62 with 20 years of service with the Company or (y) attains the age of 65.
(f)    Deferred Compensation. Employee shall be entitled to participate in any deferred compensation plan or arrangement that the Company may have in place for its senior executives and/or officers.
(g)    Other Benefits. The Company shall provide to Employee such other benefits, including the right to participate in such retirement or pension plans, as are made generally available to senior executives of the Company from time to time. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company, and (iii) the discretion of the Board of Directors, the Compensation Committee, or any administrative or other committee provided for in, or contemplated by, such plan.
(h)    Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Employee for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
5.    Indemnification. To the full extent permitted by law and subject to the Company’s Certificate of Incorporation and Bylaws, the Company shall indemnify Employee with respect to any actions commenced against Employee in his capacity as a director or officer or former director or officer of the Company, or any affiliate thereof for which he may serve in such capacity, and the Company shall advance on a timely basis any expenses incurred in defending such actions. The obligation to indemnify hereunder shall survive the termination of this Agreement. The Company agrees to use its best efforts to secure and maintain directors’ and officers’ liability insurance with respect to Employee.
6.    Company Authority/Policies. Employee agrees to observe and comply with the rules and regulations of the Company as adopted by its Board of Directors respecting the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Board of Directors.
7.    Records/Nondisclosure/Company Policies.
(a)    General. All records, financial statements and similar documents obtained, reviewed or compiled by Employee in the course of the performance by him of services for the Company, whether or not confidential information or trade secrets, shall be the exclusive property of the Company. Employee shall have no rights in such documents upon any termination of Employee’s employment.

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(b)    Confidential Information. Employee will not disclose to any person or entity (except as required by applicable law, the rules of the New York Stock Exchange, or otherwise in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any confidential information of the Company obtained by him incident to his relationship with the Company, whether before or after the Commencement Date. Employee shall take all reasonable steps to safeguard any confidential information and to protect such confidential information against disclosure, misuse, loss, or theft. The term “confidential information” includes, without limitation, financial information, business plans, prospects, and opportunities which have been discussed or considered by the management of the Company, but does not include any information which has become part of the public domain by means other than Employee’s non-observance of his obligations hereunder. Employee understands that pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. For the avoidance of doubt, nothing contained in this Agreement limits Employee’s ability to communicate with the Securities and Exchange Commission, including to provide documents or other information, without notice to the Company.
This Paragraph 7 shall survive the termination of this Agreement.
8.    Termination/Severance.
(a)    General.
(i)    At Will Employment. Employee’s employment hereunder is “at will” and, therefore, may be terminated at any time, with or without cause, at the option of the Company or Employee, subject only to the severance obligations under this Paragraph 8.
(ii)    Notice of Termination. Except for termination as a result of Employee’s death as specified in Subparagraph 8(b), during the Term, any termination of Employee’s employment by the Company or any such termination by Employee shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision hereunder relied upon by the terminating party.
(iii)    Date of Termination. “Date of Termination” shall mean: (A) if Employee’s employment is terminated by his death, the date of his death; (B) if Employee’s employment is terminated on account of disability under Subparagraph 8(c), the date on which Notice of Termination is given by the Company, or such later date as is indicated in the Notice of Termination; (C) if Employee’s employment is terminated by the Company for Cause under Subparagraph 8(d), the date on which a Notice of Termination is given by the Company; (D) if Employee’s employment is terminated by the Company without Cause under Subparagraph 8(e)(i), thirty (30) days after the date on which a Notice of Termination is given by the Company, or such later date as is indicated in the Notice of Termination, provided, however, that the Company may establish a Date of Termination earlier than thirty (30) days after the Notice of Termination if, in addition to other amounts due pursuant to this Agreement, it pays Employee the amount equal to the Base Salary for the portion of such thirty (30) day period that follows the Date of Termination; (E) if Employee’s employment is terminated by Employee under Subparagraph 8(f), thirty (30) days after the date on which a Notice of Termination is given by Employee, or such other date as is mutually agreed by Employee and the Company; and (F) if Employee’s employment is terminated by Employee under Subparagraph 8(e)(ii) for Good Reason, the date on which the Notice of Termination is given by Employee after the end of the thirty (30) day cure period, or such other date as is mutually agreed by Employee and the Company.

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(b)    Death. If Employee dies during the Term, the Term shall terminate as of the date of death and the Company shall, within ninety (90) days of death, pay in a lump sum amount to such person as Employee shall designate in a notice filed with the Company or, if no such person is designated, to Employee’s estate, Employee’s accrued and unpaid Base Salary to his date of death, plus his accrued and unpaid target bonus for the calendar year of termination, prorated for the number of days actually employed in the then current calendar year, to the extent unpaid on the Date of Termination. All unvested stock options and stock‑based grants with time-based vesting shall vest and become exercisable by Employee’s estate or other legal representatives or nonforfeitable, as applicable, on the Date of Termination, and all unvested stock options and stock-based grants with performance-based vesting shall vest and become exercisable by Employee’s estate or other legal representatives or nonforfeitable, as applicable, to the extent provided in the applicable award agreements, and Employee’s estate or other legal representatives shall have such period of time to exercise the stock options as is provided in the Stock Plan and agreements with Employee pursuant thereto. For a period of eighteen (18) months following the Date of Termination, and subject to the continued copayment of premium amounts by Employee’s spouse and dependents in amounts consistent with that applicable to active employees, Employee’s spouse and dependents shall continue to participate in the Company’s health insurance plan (medical, dental and vision) upon the same terms and conditions in effect on the Date of Termination, provided, however, that (i) the continuation of health benefits under this Subparagraph shall reduce and count against the rights of Employee’s spouse and dependents under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), and (ii) the value of premiums paid by the Company shall be reportable as taxable income to Employee’s spouse to the extent required by applicable law in order for the benefits received by Employee’s spouse and dependents to be non-taxable or to avoid imposition of penalty taxes on the Company pursuant to the Patient Protection and Affordable Care Act. In addition to the foregoing, any payments to which Employee’s spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company’s obligations hereunder.
(c)    Disability. If during the Term, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Employee’s employment hereunder and the Company shall, within ninety (90) days of such termination, pay in a lump sum amount to Employee, Employee’s accrued and unpaid Base Salary to his Date of Termination, plus his accrued and unpaid target bonus for the calendar year of termination, prorated for the number of days actually employed in the then current calendar year, to the extent unpaid on the Date of Termination. During any period during the Term that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, but prior to Employee’s termination in accordance with the preceding sentence or otherwise under this Agreement, Employee shall continue to be treated as an active employee for all purposes under this Agreement and any other benefit and compensation arrangements of the Company. All unvested stock options and stock‑based grants with time-based vesting shall vest and become exercisable or nonforfeitable, as applicable, on the Date of Termination, and all unvested stock options and stock-based grants with performance-based vesting shall vest and become exercisable or nonforfeitable, as applicable, to the extent provided in the applicable award agreements, and Employee shall have such period of time to exercise the stock options as is provided in the Stock Plan and agreements with Employee pursuant thereto. For a period of eighteen (18) months following the Date of Termination and subject to Employee’s continued copayment of premium amounts in amounts consistent with that applicable to active employees, Employee, Employee’s spouse and dependents shall continue to participate in the Company’s health insurance plan (medical, dental and vision) upon the same terms and conditions in effect on the Date of Termination, provided, however, that (i) the continuation of health benefits under this Subparagraph shall reduce and count against Employee’s rights under COBRA, and (ii) the value of premiums paid by the Company shall be reportable as taxable income to Employee to the extent required by applicable law in order for the benefits received by Employee’s spouse and dependents to be non-taxable or to avoid imposition of penalty taxes on the Company pursuant to the Patient Protection and Affordable Care Act. In addition to

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the foregoing, any payments to which Employee may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company’s obligations hereunder.
(d)    Termination by the Company for Cause.
(i)    The Company may terminate Employee’s employment hereunder for Cause. “Cause” shall mean: (A) gross negligence or willful misconduct by Employee in connection with the performance of his material duties hereunder; (B) a breach by Employee of any of his material duties hereunder (for reasons other than physical or mental illness) and the failure of Employee to cure such breach within thirty (30) days after written notice thereof by the Company; (C) conduct by Employee against the material best interests of the Company or a material act of common law fraud against the Company or its affiliates or employees; or (D) indictment of Employee of a felony and such indictment has a material adverse effect on the interests or reputation of the Company.
(ii)    If during the Term, Employee’s employment is terminated by the Company for Cause, then the Company shall, through the Date of Termination, pay Employee his accrued and unpaid Base Salary. Thereafter, the Company shall have no further obligations to Employee except as otherwise provided hereunder; provided that any such termination shall not adversely affect or alter Employee’s rights under any employee benefit plan of the Company in which Employee, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. Notwithstanding the foregoing and in addition to whatever other rights or remedies the Company may have at law or in equity, all stock options and other stock-based grants held by Employee, whether vested or unvested as of the Date of Termination, shall immediately expire on the Date of Termination if Employee’s employment is terminated by the Company for Cause.
(e)    Termination by the Company without Cause or by Employee for Good Reason.
(i)    The Company may terminate Employee’s employment hereunder without Cause if such termination is approved by the Chief Executive Officer or President of the Company. Any termination by the Company of Employee’s employment hereunder which does not (A) constitute a termination for Cause under Subparagraph (d)(i), (B) result from the death or disability of Employee under Subparagraph (b) or (c), or (C) result from the expiration of the Term, shall be deemed a termination without Cause.
(ii)    Employee may terminate his employment hereunder for Good Reason. “Good Reason” shall mean: (A) a substantial adverse change, not consented to by Employee, in the nature or scope of Employee’s responsibilities, authorities, powers, functions, or duties under this Agreement; (B) a breach by the Company of any of its material obligations hereunder; or (C) a material change in the geographic location at which Employee must perform his services. To constitute Good Reason termination, Employee (1) must provide written notice to the Company within ninety (90) days of the initial existence of the event constituting Good Reason, (2) may not terminate his employment pursuant to this Subparagraph unless the Company fails to remedy the event constituting Good Reason within thirty (30) days after such notice has been deemed given pursuant to this Agreement (the “Cure Period”), and (3) Employee must terminate employment with the Company no later than thirty (30) days after the end of the Cure Period and only if the Company fails to remedy the event constituting Good Reason within the Cure Period.
(iii)    If during the Term, Employee’s employment is terminated by the Company without Cause or if Employee terminates his employment for Good Reason in accordance with this Subparagraph (e), then the Company shall, through the Date of Termination, pay Employee his accrued and unpaid Base Salary and his accrued and unpaid target bonus for the calendar year of termination, prorated for the number of days actually employed in the then current calendar year, to the

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extent unpaid on the Date of Termination. In addition, subject to signing by Employee of a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non‑disparagement, in a form and manner reasonably satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within thirty (30) days after the Date of Termination, Employee shall be entitled to the following:
(A)    Salary continuation in an amount (the “Severance Amount”) equal to the sum of (x) his annual Base Salary under Subparagraph 3(a) and (y) the amount of his cash bonus, if any, received in respect of the immediately preceding year under Subparagraph 3(b). The Severance Amount shall be paid in equal installments in accordance with the Company’s then payroll practice over a twelve (12) month period beginning with the first payroll date that occurs at least thirty (30) days after the Date of Termination. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment;
(B)    All stock options and other stock-based awards with time-based vesting in which Employee would have vested if he had remained employed for a period of twelve (12) months commencing on the Date of Termination shall vest and become exercisable or nonforfeitable, as applicable, as of the Date of Termination, and all stock options and other stock-based awards with performance-based vesting held by Employee shall become exercisable or nonforfeitable to the extent provided in the applicable award agreements. To avoid termination or forfeiture of any unvested stock option or stock-based award during the consideration of the Separation Agreement and Release, any termination or forfeiture of any unvested portion of any stock option or stock-based award that is eligible for acceleration of vesting pursuant to this Subparagraph that otherwise would have occurred on or within thirty (30) days after the Date of Termination will be delayed until the 30th day after the Date of Termination (but in no event later than the expiration date thereof) and will only occur to the extent such portion of such award does not vest pursuant to this Subparagraph.
(C)    For a period of twelve (12) months following the Date of Termination or until Employee becomes covered under a group health plan of another employer, whichever is earlier, subject to Employee’s continued copayment of premium amounts in amounts consistent with that applicable to active employees, Employee, Employee’s spouse and dependents shall continue to participate in the Company’s health insurance plan (medical, dental and vision) upon the same terms and conditions in effect for other executives of the Company; provided, however, that (x) the continuation of health benefits under this Subparagraph shall reduce and count against the rights of Employee, Employee’s spouse and dependents under COBRA, and (y) the value of premiums paid by the Company shall be reported as taxable income to Employee to the extent required by applicable law in order for the benefits received by Employee’s spouse and dependents to be non-taxable or to avoid imposition of penalty taxes on the Company pursuant to the Patient Protection and Affordable Care Act; and
(D)    Subject to (B) above, all rights and benefits granted or in effect with respect to Employee under the Stock Option Plan and agreements with Employee pursuant thereto.
(f)    Voluntary Termination by Employee. Employee may terminate his employment hereunder for any reason, including, but not limited to, Good Reason in accordance with Subparagraph (e)(ii). If Employee’s employment is terminated by Employee other than for Good Reason, then the Company shall, through the Date of Termination, pay Employee his accrued and unpaid Base Salary. Thereafter, the Company shall have no further obligations to Employee except as otherwise expressly provided hereunder; provided that any such termination shall not adversely affect or alter Employee’s rights under any employee benefit plan of the Company in which Employee, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. The vesting and exercise of any stock options and the forfeitability of any

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stock-based grants held by Employee shall be governed by the terms of the Stock Option Plan and the related agreements between Employee and the Company.
(g)    Expiration/Non-Renewal of Term. For the avoidance of doubt, a termination of employment resulting from a non-renewal of the Term of this Agreement by the Company (in accordance with Paragraph 1 above) will not constitute a termination of employment by the Company without Cause and Employee acknowledges that the severance provisions of Paragraphs 8 and 9 shall not apply. In the event of a non-renewal of the Term of this Agreement by either the Company or Employee (in accordance with Paragraph 1 above), then: (i) in lieu of any Award of performance-based equity (e.g., Multi-Year Long-Term Incentive Program awards) that would otherwise be made to Employee after such notice of non-renewal with respect to Employee’s performance during the calendar year in which notice of non-renewal is provided, Employee shall be entitled to an Award of time-based equity (e.g., common stock or LTIP Units) having a value, as reasonably determined by the Company’s Board of Directors or the Compensation Committee thereof, comparable to the value of the performance-based equity Award that the Company would have otherwise granted to Employee; and (ii) notwithstanding any terms of the Stock Option Plan or any related agreement to the contrary, any agreement between the Company and Employee that is (1) entered into after the Commencement Date and before such notice of non-renewal and (2) governs the terms of a performance-based equity Award (e.g., a Multi-Year Long-Term Incentive Program award agreement) to Employee shall either provide or be deemed to provide that, if Employee retires prior to the end of the period for measuring Company performance, then the number of LTIP Units the Employee earns (if any) shall be determined in the same manner, with respect to the performance hurdles, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control) and shall then be pro-rated based on the number of days elapsed in the performance period plus 730 (i.e., two additional years). For the avoidance of doubt, the terms of clause (ii) shall apply notwithstanding any provisions to the contrary in an agreement described in subclauses (1) and (2) above.
(h)    No Mitigation. Without regard to the reason for the termination of Employee’s employment hereunder, Employee shall be under no obligation to mitigate damages with respect to such termination under any circumstances and in the event Employee is employed or receives income from any other source, there shall be no offset against the amounts due from the Company hereunder.
9.    Change in Control Payment. The provisions of this Paragraph 9 set forth certain terms of an agreement reached between Employee and the Company regarding Employee’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Employee’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 8(e)(iii) regarding severance pay and benefits upon an involuntary termination of employment, if such termination of employment occurs during the Term upon or within twelve (12) months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning twelve (12) months after the occurrence of a Change in Control, at which point the provisions of Subparagraph 8(e) shall again become effective in accordance with their terms. For the avoidance of doubt, Employee’s Change in Control benefits shall be governed solely by this Paragraph 9, and Employee shall not participate in any Change in Control severance plans or programs maintained by the Company.
(a)    Change in Control Benefits. During the Term, if upon or within twelve (12) months after a Change in Control, Employee’s employment is terminated by the Company without Cause or Employee terminates his employment for Good Reason, then the Company shall, through the Date of Termination, pay Employee his accrued and unpaid Base Salary and his target bonus for the calendar year of termination, prorated for the number of days actually employed in the then current calendar year, to the extent unpaid on the Date of Termination. In addition,

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(i)    all stock options and other stock-based awards with time-based vesting held by Employee shall immediately accelerate and become fully exercisable or nonforfeitable and all stock options and other stock-based awards with performance-based vesting held by Employee shall become exercisable or nonforfeitable to the extent provided in the applicable award agreements;
(ii)    the Company shall pay Employee a lump sum in cash in an amount equal to two (2) times the sum of (x) his annual Base Salary under Subparagraph 3(a) (or Employee’s Base Salary in effect immediately prior to the Change in Control, if higher) and (y) Employee’s average annual cash bonus under Subparagraph 3(b) received with respect to the three (3) calendar years preceding the Change in Control. Such amount shall be paid in one lump sum payment on the Date of Termination; provided, however, that if the Change in Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code, the amount of cash severance payable under this Subparagraph equal to the Severance Amount under Subparagraph 8(e)(iii)(A) shall be paid in equal installments in accordance with the Company’s then payroll practice over a twelve (12) month period beginning with the first payroll date that occurs thirty (30) days after the Date of Termination, and the balance shall be paid in a lump sum payment on the Date of Termination. Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment;
(iii)    for a period of twelve (12) months following the Date of Termination or until Employee becomes covered under a group health plan of another employer, whichever is earlier, subject to Employee’s continued copayment of premium amounts in amounts consistent with that applicable to active employees, Employee, Employee’s spouse and dependents shall continue to participate in the Company’s health insurance plan (medical, dental and vision) upon the same terms and conditions in effect for other executives of the Company; provided, however, that (x) the continuation of health benefits under this Subparagraph shall reduce and count against the rights of Employee, Employee’s spouse and dependents under COBRA, and (y) the value of premiums paid by the Company shall be reported as taxable income to Employee to the extent required by applicable law in order for the benefits received by Employee’s spouse and dependents to be non-taxable or to avoid imposition of penalty taxes on the Company pursuant to the Patient Protection and Affordable Care Act; and
(iv)    the Company shall reimburse Employee for financial counseling, tax preparation assistance and out-placement counseling for twelve (12) months after the Date of Termination.
(b)    Additional Limitation.
(i)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Payments”), would be subject to the Excise Tax, the following provisions shall apply:
(A)    If the Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by Employee on the amount of the Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Employee shall be entitled to the full benefits payable under this Agreement.
(B)    If the Threshold Amount is less than (x) the Payments, but greater than (y) the Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Payments which are in excess of the Threshold Amount, then the Payments shall be reduced (but not below zero) to the minimum extent necessary so that the sum of all Payments shall not exceed the Threshold Amount. In such event, the

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Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code (to the extent such reduction does not result in tax penalties to Employee); (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided, however, that in the case of all the foregoing payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. No reductions shall be made under this Subclause (B) unless agreed by Employee.
(ii)    For the purposes of this Subparagraph 9(b), “Threshold Amount” shall mean three times Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Employee with respect to such excise tax.
(iii)    The determination as to which of the alternative provisions of Subparagraph 9(b)(i) shall apply to Employee shall be made by a nationally recognized accounting firm selected by the Company, which does not provide services to the acquirer or other counter-party in the transaction to which this Subparagraph 9(b) applies (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Employee. For purposes of determining which of the alternative provisions of Subparagraph 9(b)(i) shall apply, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Employee’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In making its determinations under this Subparagraph 9(b), the Accounting Firm shall value the noncompetition obligations of Employee described in Paragraph 10 and take into account the maximum extent to which such value may be used to reduce the value of the Payments which otherwise could be subject to the Excise Tax. Subject to the last sentence of Subclause 9(b)(i)(B), any determination by the Accounting Firm shall be binding upon the Company and Employee.
(c)    “Change in Control” shall have the same meaning as defined in the Stock Plan, as amended from time to time.
10.    Noncompetition. Because Employee’s services to the Company are special and because Employee has access to the Company’s confidential information, Employee covenants and agrees that during Employee’s employment with the Company and until the end of a one-year period following the termination of Employee’s employment with the Company for any reason, Employee shall not, without the prior written consent of the Company (which shall be authorized by approval of the Board of Directors of the Company, including the approval of a majority of the independent Directors of the Company), directly or indirectly:
(a)    engage, participate or assist in, either individually or as an owner, partner, employee, consultant, director, officer, trustee, or agent of any business that engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management, or leasing of any commercial real estate property in any of the Company’s Markets (as hereinafter defined) on the Date of Termination;
(b)    intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or its affiliates and any tenant, supplier, contractor, lender, employee, or governmental agency or authority; or

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(c)    call upon, compete for, solicit, divert, or take away, or attempt to divert or take away any of the tenants or employees of the Company or its affiliates, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity.
“Market” as used herein means an area covering a 25 mile radius around (x) any property or land owned by the Company, under development by the Company or with respect to which the Company has an agreement or option to acquire a property, development or land or (y) any property or development for which the Company provides third party development or management services; provided that for any such property, development or land located in New York City, no such radial area shall extend beyond New York City.
This Paragraph 10 shall not be interpreted to prevent Employee from engaging in Minority Interest Passive Investments or any other activity permitted under Subparagraph 2(b). This Paragraph 10 shall survive the termination of this Agreement.
Notwithstanding anything to the contrary herein, the noncompetition provision of this Paragraph 10 shall not apply if Employee’s employment terminates after a Change in Control.
11.    Conflicting Agreements. Employee hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.
12.    Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee, on the date of such receipt or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Address for notice for the Company is as shown above, or as subsequently modified by written notice. Address for notice for Employee is the address shown on the records of the Company.
13.    Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter, including without limitation the 2013 Agreement; provided, however, that (A) this shall not be construed to limit Employee’s eligibility for (1) a bonus with respect to 2017 under Subparagraph 3(b) of the 2013 Agreement, except that no such bonus shall be duplicative of the bonus with respect to 2017 under Subparagraph 3(b) of this Agreement; or (2) grants of Awards with respect to 2017 under Subparagraph 4(e) of the 2013 Agreement, except that no such Awards shall be duplicative of the Awards with respect to 2017 under Subparagraph 4(e) of this Agreement; and (B) the Indemnification Agreement between the Company and Employee of November 4, 2013, as amended from time to time, shall remain in full force and effect hereafter.
14.    Assignment; Successors and Assigns, etc. Neither the Company nor Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of Employee to a successor to substantially all of the business of the Company in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and Employee, their respective successors, executors, administrators, heirs and permitted assigns.
15.    Miscellaneous. Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

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16.    Amendment. This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective.
17.    Arbitration; Other Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraphs 7 or 10 hereof. In the event that the Company terminates Employee’s employment for Cause under Subparagraph 8(d)(i) and Employee contends that Cause did not exist, then the Company’s only obligation shall be to submit such claim to arbitration and the only issue before the arbitrator will be whether Employee was in fact terminated for Cause. If the arbitrator determines that Employee was not terminated for Cause by the Company, then the only remedies that the arbitrator may award are the payments and benefits provided under Paragraph 8 or Paragraph 9 whichever is applicable and reasonable legal fees. If the arbitrator finds that Employee was terminated for Cause, the arbitrator will be without authority to award Employee anything, and the parties will each be responsible for their own attorneys’ fees, and they will divide the costs of arbitration equally. Furthermore, should a dispute occur concerning Employee’s mental or physical capacity as described in Subparagraph 8(c), a doctor selected by Employee and a doctor selected by the Company shall be entitled to examine Employee. If the opinion of the Company’s doctor and Employee’s doctor conflict, the Company’s doctor and Employee’s doctor shall together agree upon a third doctor, whose opinion shall be binding. This Paragraph 17 shall survive the termination of this Agreement.
18.    Litigation and Regulatory Cooperation. During and after Employee’s employment, Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Employee was employed by the Company; provided that such cooperation shall not materially and adversely affect Employee or expose Employee to an increased probability of civil or criminal litigation. Employee’s cooperation in connection with such claims or actions shall include, without limitation, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company shall also provide Employee with compensation on an hourly basis calculated at his final base compensation rate for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Employee for all costs and expenses incurred in connection with his performance under this Paragraph 18, including, without limitation, reasonable attorneys’ fees and costs.
19.    Severability. If any provision of this Agreement shall to any extent be held void or unenforceable (as to duration, scope, activity, subject or otherwise) by a court of competent jurisdiction, such provision shall be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable. In such event, the remainder of this Agreement (or the application of such provision to persons or circumstances other than those in respect of which it is deemed to be void or unenforceable) shall not be affected thereby. Each other provision of this Agreement, unless specifically conditioned on the voided aspect of such provision, shall remain valid and enforceable to the fullest extent permitted by law; any other provisions of this Agreement that are specifically conditioned on the voided aspect of such invalid provision shall also be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable to the fullest extent permitted by law.
20.    Governing Law. This Agreement shall be construed and regulated in all respects under the laws of the State of Delaware without reference to principles of conflict of laws.

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21.    Section 409A.
(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of Employee’s separation from service would be considered “non-qualified deferred compensation” otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Employee’s separation from service, or (B) Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits shall be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)    The Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
22.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
[Signature page follows]

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IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

BOSTON PROPERTIES, INC.

By:	/s/ Owen D. Thomas
Owen D. Thomas
Chief Executive Officer

/s/ John F. Powers
John F. Powers

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